Exhibit 10.1

September 17, 2024

Dear Koti Meka,

I am pleased to offer you a position with Faraday Future Intelligent Electric Inc. (“FFIE” or the “Company”), as an exempt Chief Financial Officer reporting to Matthias Aydt, Global Chief Executive Officer. If you decide to accept this position, you will receive an annual salary of $300,000 that will be paid semi-monthly in accordance with the Company’s normal payroll practices and subject to taxes and other required withholdings. The annual salary will increase to $350,000 upon your completion of a probationary period of six (6) months commencing on your first day in the offered role.

Bonuses: As an employee, you will be eligible to receive a discretionary annual performance bonus of up to $150,000 (the “Annual Bonus”), subject to taxes and other required withholdings. Any Annual Bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid in order for the Annual Bonus to be deemed earned. The Annual Bonus will not be deemed earned by you and become payable unless or until it is awarded by the Company and you remain employed through the payment date. The timing of your Annual Bonus shall coincide with similar bonuses paid to other members of the Company’s senior management. The Annual Bonus will increase to up to $200,000 upon your completion of a probationary period of six (6) months commencing on your first day in the offered role.

Benefits: The Company provides all full-time employees with subsidized health insurance, the opportunity to participate in the Company’s 401k-retirement plan, paid time off, and holiday entitlement.

You also will be eligible to receive an additional number of RSUs having a total value equal to $1,500,000. The RSUs shall be granted as follows:

1.	$100,000 in grant date fair value shall be granted on your first annual anniversary of being in the offered role with the Company;

2.	$200,000 in grant date fair value shall be granted on your second annual anniversary of being in the offered role with the Company;

3.	$300,000 in grant date fair value shall be granted on your third annual anniversary of being in the offered role with the Company; and

4.	$400,000 in grant date fair value shall be granted on your fourth annual anniversary of being in the offered role with the Company.

5.	$500,000 in grant date fair value shall be granted on your fifth annual anniversary of being in the offered role with the Company.

Each RSU grant shall vest in equal twenty-five percent (25%) increments on each of your first four (4) annual award date anniversaries of being in the offered role at the Company following the applicable award date, provided you remain employed with the Company on each such vesting date.

You also will be eligible to receive an additional number of performance stock units (“PSUs”) having a target value equal to $1,000,000 if the Company and you reach certain milestones and/or performance goals on certain dates as specified by the Board of Directors (each, a “Milestone”). Such Milestones will be determined by the Board of Directors of the Company (“Board”) or committee thereof. The PSUs shall be granted as follows:

1.	$100,000 in target grant date fair value regarding the first Milestone shall be granted after the Company achieves the first Milestone;

2.	$150,000 in target grant date fair value shall be granted after the Company achieves the second Milestone;

3.	$200,000 in target grant date fair value shall be granted after the Company achieves the third Milestone;

4.	$250,000 in target grant date fair value shall be granted after the Company achieves the fourth Milestone; and

5.	$300,000 in target grant date fair value shall be granted after the Company achieves the fifth Milestone.

Should the Company reach any such Milestone, the PSUs associated with such Milestone will be issued on the date(s) such Milestone is reached and shall vest in equal one-third increments on each of the first three (3) annual Milestone anniversary dates following the applicable grant date, provided you remain employed with the Company on each such vesting date.

All RSUs and PSUs grants are subject to approval by the Board or a committee thereof, the terms of the FFIE 2021 Stock Incentive Plan, as may be amended ("Plan”), and the underlying award agreements (a copy of each will be provided to you at the appropriate time). Further, any equity award grant and the timing thereof are subject to the Company having a sufficient number of authorized shares and shares available for issuance under the Plan. Except for the first Milestone as set forth above, the PSUs award dates are tied to the relevant Milestones.

Termination and At-Will Status

You and the Company understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of the employment relationship, which may be terminated by either you or the Company at any time, with or without cause or good reason, and with or without advance notice. As a professional courtesy, the Company requests that you provide 30 days’ notice prior to your resignation date in order to transition your role.

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This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day in this new role will be September 23, 2024. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before September 19, 2023.

[Signature Page Follows]

Sincerely,

Lucky Jiang
Interim Head of HR
Faraday Future

Agreed To and Accepted By:

/s/ Koti Meka
Koti Meka

September 18, 2024
Date

Enclosure

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